Exhibit 99.1

Noble Corporation plc Devonshire House 1 Mayfair Place London W1J 8AJ England

PRESS RELEASE

NOBLE CORPORATION PLC COMMENTS ON CLAIMS FILED

BY PARAGON LITIGATION TRUST

LONDON, December 18, 2017—Noble Corporation plc (NYSE: NE) today commented on a complaint filed against the Company by the Paragon Litigation Trust in connection with the August 2014 spin-off by Noble of Paragon Offshore (Paragon).

As previously disclosed, Noble believes the claims are without merit and intends to vigorously contest the lawsuit. Further, the Company reiterated its position that the spin-off was a thoughtfully executed strategy, accomplished with the assistance of capable outside advisors and designed to support the success of Paragon by virtue of several important operational and financial factors at the time of the spin-off, including:

•	A well-maintained fleet of rigs with a diversified global presence,

•	A strong client base,

•	A contract backlog of approximately $2 billion,

•	Working capital of $200 million, and

•	An undrawn $800 million revolving credit facility.

At the time of the spin-off, the Noble Board of Directors received an independent solvency opinion confirming that Paragon was solvent, properly capitalized and possessed an appropriate level of liquidity. Furthermore, crude oil markets continued to be strong, with Brent crude trading near $100 a barrel up to and beyond the date of the spin-off.

Noble noted that it was disappointed by the decision of the Paragon Litigation Trust to commence a suit. The Company observed that the arduous business conditions in the oil and gas sector that arose following the spin-off and that have persisted to present, have had a significant negative influence on all participants in the offshore drilling business. Noble continues to believe that the severity of the business downturn, as well as actions taken by Paragon after the spin-off, resulted in Paragon’s bankruptcy despite the strong operational and financial condition of Paragon at the time of the spin-off. The Company will take all appropriate action to vigorously defend itself.

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About Noble Corporation plc

Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile and technically advanced fleets in the offshore drilling industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 28 offshore drilling units, consisting of 14 drillships and semisubmersibles and 14 jackups, focused largely on ultra-deepwater and high-specification jackup drilling opportunities in both established and emerging regions worldwide. Noble is a public limited company registered in England and Wales with company number 08354954 and registered office at Devonshire House, 1 Mayfair Place, London, W1J 8AJ England. Additional information on Noble is available at www.noblecorp.com.

Risks and Forward-looking Disclosure Statement

Statements regarding the outcome of any dispute or litigation as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to factors detailed in the Company’s most recent Form 10-K, Form 10-Q’s and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated. There can be no assurance that the Company will be successful in defending the Paragon claims, including claims of fraudulent conveyance. An adverse result in the Paragon suit could have a material adverse effect on the Company’s financial condition and results of operations.

12/18/2017

For additional information, contact:

Jeffrey L. Chastain,

Vice President – Investor Relations and Corporate Communications,

Noble Drilling Services Inc., 281-276-6383